Exhibit 5
[Cozen O’Connor Letterhead]
September 1, 2011
Board of Directors
Fibrocell Science, Inc.
405 Eagleview Blvd.
Exton, PA 19341
          Re:           Registration Statement on Form S-1
Gentlemen:
          We have acted as counsel to Fibrocell Science, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with United States Securities and Exchange Commission under the Securities Act of 1933, as amended (“Act”). The Registration Statement covers the resale by certain selling stockholders listed in the Registration Statement (the “Selling Securityholders”) of up to 55,902,770 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), consisting of 41,409,461 shares issued by the Company (“Shares”) and 14,493,309 shares that may be issued by the Company  upon the exercise of certain warrants (the “Warrants”) (the “Warrant Shares”).
          In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as presently in effect and included as Exhibits 3.1 and 3.2, respectively, to the Registration Statement; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Common Stock; (iii) the Registration Statement; (iv) the Warrants (v) the Securities Purchase Agreement dated August 3, 2011 and the Registration Rights Agreement dated August 3, 2011, as included as Exhibits 10.15 and 10.16 respectively, to the Registration Statement and (vi) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
          Based upon the foregoing, subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that (i) the Shares have been duly authorized, validly issued, and are fully paid and nonassessable, and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.
          This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”
          This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.
Very truly yours,
/s/ Cozen O’Connor